Expense Limitation Agreement

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged Eventide Asset Management, LLC (“Eventide”) to act as the sole investment adviser to the Eventide Funds listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of June 30, 2008 (the “Agreement”) as amended.

Eventide hereby contractually agrees to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend expense on securities sold short, underlying fund fees and expenses or extraordinary expenses such as litigation) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to Eventide and upon the termination of the Management Agreement between the Trust and Eventide.

Any waiver or reimbursement by us is subject to possible recoupment from the applicable Fund in future years on a rolling three-year basis (within the three years after the fees have been waived or reimbursed), if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours, EVENTIDE ASSET MANAGEMENT, LLC By: /s/ Robin John Robin John, Chief Executive Officer

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: /s/ Jennifer Bailey Jennifer Bailey, Secretary

Dated: May 17, 2022

Exhibit A

Fund	Percent of Net Assets	Term
Eventide Gilead Fund	Class A – 1.67% Class C – 2.42% Class I – 1.42% Class N – 1.62% Class T – 1.67%	October 31, 2022
Eventide Healthcare & Life Sciences Fund	Class A – 1.68% Class C – 2.43% Class I – 1.43% Class N – 1.63% Class T – 1.68%	October 31, 2022
Eventide Multi-Asset Income Fund	Class A – 1.07% Class C – 1.82% Class I – 0.82% Class N – 1.02% Class T – 1.07%	October 31, 2022
Eventide Dividend Opportunities Fund	Class A – 1.20% Class C – 1.95% Class I – 0.95% Class N – 1.15% Class T – 1.20%	October 31, 2022
Eventide Limited-Term Bond Fund	Class A – 0.80% Class C – 1.55% Class I – 0.55% Class N – 0.75% Class T – 0.80%	October 31, 2022
Eventide Exponential Technologies Fund	Class A – 1.68% Class C – 2.43% Class I – 1.43% Class N – 1.63%	October 31, 2022

Eventide Core Bond Fund	Class A – 0.83% Class C – 1.58% Class I – 0.58% Class N – 0.78%	October 31, 2022
Eventide Large Cap Focus Fund	Class A – 1.19% Class C – 1.94% Class I – 0.94% Class N – 1.14%	October 31, 2023